Exhibit 99.1
WILLIAMS COAL SEAM GAS ROYALTY TRUST
PRESS RELEASE
Williams Coal Seam Gas Royalty Trust Announces Quarterly Cash Distribution
     DALLAS, TEXAS, February 5, 2007 — Bank of America, N.A., as trustee of Williams Coal Seam Gas Royalty Trust, today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.208780 per unit, payable March 1, 2007 to unitholders of record on February 14, 2007.
     The Trust owns net profits interests in certain proved coal seam gas properties owned by Williams Production Company (WPC) and located in the San Juan Basin of northwestern New Mexico (the “Working Interest Properties”) and southwestern Colorado, including WPC’s 35 percent net profits interest in 5,348 gross acres in La Plata County, Colorado (the “Farmout Properties”). The distribution per unit decreased from $0.282846 to $0.208780 primarily due to declining gas prices and reduced production.
     WPC reported that production attributable to its gross interests in the properties burdened by the Trust’s net profits interests was 3.7 trillion British thermal units (TBtu) during the period associated with this quarterly cash distribution compared to 3.4 TBtu during the preceding period. When prior period adjustments are excluded, production in the current quarter was 3.1 TBtu compared to a similar 3.35 TBtu in the preceding quarter. The net contract price per MMBtu for this quarter was $2.25 per MMBtu as compared to $2.36 per MMBtu for previous quarter. WPC also reported approximately 416 infill wells have been drilled and of those, 404 wells are producing as of 12/31/2006, but are not yet in “pay” status to the Trust. This will occur after payout has been reached. This was previously expected to occur in 2006, but is now expected to be in the fourth quarter of 2007 due to an increase in the number of infill wells being drilled by the working interest owners and reduced gas prices.
     WPC has informed the Trust that it expects to reach a settlement with the MMS in 2007, regarding an audit issue covering time periods dating back to the inception of the Trust. Accordingly, distributions to the Trust will likely begin to be affected by withholding, as early as the second quarter 2007 distribution, an estimated $1.3 million recoupment on a quarterly basis in 2007 and continue until the Trust’s share (currently estimated to be over $5 million) has been recovered. (See 10-Q for the quarterly period ended September 30, 2006 — Contingencies).
     The Trust is a grantor trust formed by The Williams Companies, Inc., parent company of WPC, and was designed to provide unitholders with quarterly cash distributions and tax credits under Section 29 of the Internal Revenue Code, which has expired as of 12/31/2002, from certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “WTU”.
     The 2006 tax information packets are expected to begin mailing directly to unitholders in early, and through, mid-March. A copy of the 2006 Tax Information booklet will be posted on the Trust website by March 1st.
     For additional information, including the latest financial reports on Williams Coal Seam Gas Royalty Trust, please visit our website at http://www.wtu-williamscoalseamgastrust.com/.
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CONTACT:
Ron E. Hooper, Senior Vice President
Bank of America, N.A., Trustee
(800) 365-6544